Exhibit 99.1

SWS Group, Inc. Reports Third Quarter Net income

at High End of Pre-Announced Range

DALLAS, May 5, 2009 – SWS Group, Inc. (NYSE: SWS) today reported net income of $4.0 million, or diluted earnings per share (EPS) of 15 cents, on net revenues of $94.7 million for the company’s third fiscal quarter ended March 27, 2009. On April 17, SWS said it anticipated EPS in the range of 12 cents to 15 cents. Net revenue is total revenue less interest expense.

Net income and EPS declined from the prior year’s third quarter when SWS earned $8.6 million, or diluted EPS of 32 cents. Net revenues increased $20.6 million over the $74.1 million reported a year ago.

In the first nine months of fiscal 2009, SWS recorded net revenues of $282.6 million, net income of $20.0 million and diluted EPS of 74 cents, compared with net revenues of $213.8 million, net income of $23.6 million and diluted EPS of 86 cents in the comparable period of the prior fiscal year.

“Considering the continuation of the extremely weak economy and volatile market conditions, the company reported reasonably good quarterly and year-to-date earnings,” said Donald W. Hultgren, president and chief executive officer of SWS Group. “Although difficult, the current operating environment is also beneficial because of the opportunities it offers SWS to prepare for long-term growth. We anticipate being able to add experienced professionals to our team at both the bank and brokerage over the next few quarters and position the company to take advantage of economic recovery when it occurs.”

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SWS Group Announces Third Quarter Results / 2

Third quarter fiscal 2009 net revenues increased by $20.6 million compared with net revenues for the third quarter of the prior fiscal year. The largest increases were in commissions, $19.1 million, and net gains on principal transactions, $9.4 million. The institutional segment, led by fixed income, recorded $12.5 million in increased commission revenues. The retail segment contributed $6.6 million to increased commissions, as the M.L. Stern division recorded $8.2 million in commission revenues partially offset by decreased commissions from SWS’ other retail operations. The improvement in net gains on principal transactions was primarily the result of volatility and increased customer activity in the fixed income market. The increases were partially offset by decreases in net interest revenues of $3.6 million and other revenues of $2.9 million. Net interest revenues declined $6.1 million on the company’s securities lending activities but higher net interest from the bank partially offset the decrease. The change in other revenues resulted from decreased insurance product sales and a decrease in other revenues at the bank.

For the first nine months of fiscal 2009, net revenues increased by $68.8 million over those for the comparable period of the prior fiscal year. Commissions increased $59.8 million, net interest increased $5.7 million, and net gains on principal transactions increased $16.2 million. The institutional segment, primarily the fixed income business, contributed $36.6 million in increased commissions. The retail segment contributed $23.3 million in increased commissions primarily as a result of the acquisition of M.L. Stern at the beginning of the last year’s fourth quarter. The increase in net interest resulted from increased spreads in the stock loan business and a 29 percent higher average loan balance at the bank. Market volatility and increased customer activity created opportunities in the fixed income business resulting in higher net gains on principal transactions.

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SWS Group Announces Third Quarter Results / 3

Revenue increases for both the three-month and nine-month periods were partially offset by significant decreases in other revenues.

Operating expenses increased $27.7 million for the third quarter of fiscal 2009 compared with results for the third quarter of the prior fiscal year. The largest increases were $17.1 million in commissions and other employee compensation, $2.1 million in occupancy, equipment and computer service costs, and $5.9 million in other expenses. Increased variable compensation in the institutional segment and the acquisition of M.L. Stern primarily accounted for the increase in commissions and other employee compensation. The acquisition of M.L. Stern was also the primary driver of increased occupancy, equipment and computer service costs. Other expenses rose principally because of a $5.1 million increase in the bank’s provision for loan losses in the quarter just ended.

Operating expenses for the nine-month period increased $73.3 million over those for the comparable period in the prior fiscal year. Commissions and other employee compensation increased $49.4 million, occupancy, equipment and computer service costs increased $5.0 million and other expenses increased $14.2 million. The acquisition of M.L. Stern accounted for most of the increase in commissions and other employee compensation with the remainder resulting from increased variable compensation in the institutional segment. The acquisition also added most of the increase in occupancy, equipment and computer service costs. The increase in other expenses resulted from the previously reported $5.4 million write-off related to counterparty exposure to Lehman Brothers, a $6.0 million increase in the provision for loan losses, and a $2.3 million increase in losses on the sale of real estate and increased real estate expenses.

The clearing segment recorded net revenues of $5.4 million and pre-tax income of $92,000 for the third quarter, a decline of $3.2 million in net revenues and $2.9 million in

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SWS Group Announces Third Quarter Results / 4

pre-tax income from results for the same quarter a year ago. Ticket volume was down substantially for the quarter compared with the same period a year ago, primarily as a result of decreased volume from day trading customers. Net interest earned by the clearing segment declined $1.5 million, or 61 percent, as a result of a 50 percent decline in margin balances and a 36 basis point drop in the spread earned on customer deposits. The number of correspondents was 200 versus 201 at the end of the third quarter a year ago. Third quarter operating expenses decreased $320,000. For the nine-month period, the clearing segment earned $4.2 million in pre-tax income with net revenues of $20.8 million.

The retail segment recorded net revenues of $25.9 million and pre-tax loss of $1.9 million for the third quarter, an increase of $6.7 million in net revenues and a decrease of $3.9 million in pre-tax income compared with results for the comparable quarter a year ago. The increase in net revenues was driven by $11.2 million in commissions, fees and other revenues from the acquisition of M.L. Stern. Retail net interest revenue declined substantially as a result of a reduced spread earned on customer deposits. Total retail customer assets stood at $10.3 billion at the end of the quarter versus $6.9 billion a year ago, reflecting the addition of M.L. Stern. Third quarter operating expenses increased $10.6 million over those for retail in the prior year’s third quarter. Commission expenses, the primary component of operating expenses for the retail segment, increased as the acquisition of M.L. Stern added $8.6 million in commission expenses and $3.6 million in other operating expenses. For the nine-month period, the retail segment earned $5.1 million in pre-tax income with net revenues of $86.8 million.

The institutional segment recorded net revenues of $47.1 million and pre-tax income of $16.0 million for the third quarter compared with $33.8 million in net revenue and $13.5 million in pre-tax earnings in the comparable quarter a year ago. Institutional

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SWS Group Announces Third Quarter Results / 5

commissions increased 79 percent over those for the third quarter of the prior year as volumes in both the taxable fixed income and municipal areas improved significantly. Investment banking fees declined because of the current economic environment and a scarcity of new municipal issues. Net gains on principal transactions increased $7.8 million, or 359 percent, as a result of increased market volatility and wider spreads in the secondary market. Institutional net interest revenue, generated primarily by the company’s securities lending activities, decreased $6.1 million due to a decrease in the spread earned on securities lending balances and a decline in the average balance. Market disruptions and regulatory limits on short sales caused average stock loan balances to fall to $1.8 billion. Third quarter operating expenses increased $10.9 million over those for the same period last fiscal year primarily because of increases in commissions and other expenses. For the nine-month period, the institutional segment earned $47.0 million in pre-tax income with net revenues of $136.1 million.

The banking segment recorded net revenues of $16.8 million and a pre-tax loss of $329,000 for the third quarter compared with net revenues of $13.9 million and pre-tax income of $4.8 million for the third quarter of the prior fiscal year. Net interest revenue increased to $16.8 million from $12.3 million a year earlier as a result of increased loan volume and an increase in the yield on interest earning assets. Operating expenses increased $8.0 million over those recorded for the prior year’s third quarter. The largest portion of the increase was due to an increase in the provision for loan losses of $5.1 million, an increase in compensation expense of $1.1 million, and additional expense for the cost of maintaining real estate and other foreclosed property. For the nine-month period, the banking segment earned $6.6 million in pre-tax income with net revenues of $46.7 million.

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SWS Group Announces Third Quarter Results / 6

Management noted that credit quality at the bank continues to be adversely affected by the current economic downturn. Net charge-offs for the third quarter of fiscal 2009 were $3.5 million compared with $410,000 in the second quarter of fiscal 2009 and $177,000 in the third quarter of fiscal 2008. The allowance for loan losses increased to $11.1 million or 0.99 percent of loans, up from 0.74 percent of loans in the third quarter of fiscal 2008. Charge-offs and provision expense are expected to continue at elevated levels for the next few quarters.

SWS Group, Inc. is a Dallas-based financial services company offering a broad range of securities, investment and banking services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

Segment Results

(In thousands) (Unaudited)

	Net Revenues Three Months Ended		Pre-Tax Income (Loss) Three Months Ended
	3/27/2009	3/28/2008	3/27/2009	3/28/2008
Clearing	$5,423	$8,666	$92	$3,015
Retail	25,854	19,165	(1,906)	1,977
Institutional	47,053	33,767	15,950	13,536
Bank	16,766	13,874	(329)	4,800
Other consolidated entities	(428)	(1,400)	(6,953)	(9,376)

Consolidated	$94,668	$74,072	$6,854	$13,952

FINANCIAL TABLES FOLLOW

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SWS Group Announces Third Quarter Results / 7

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

March 27, 2009 and June 27, 2008

(In thousands, except par values and share amounts)

	March 27, 2009 (Unaudited)	June 27, 2008
Assets
Cash and cash equivalents	$37,015	$39,628
Assets segregated for regulatory purposes	284,750	322,575
Receivable from brokers, dealers and clearing organizations	1,793,070	2,849,982
Receivable from clients, net of allowances	147,073	286,945
Loans held for sale	298,143	359,945
Loans, net	1,109,812	925,758
Securities owned, at market value	113,710	198,573
Securities purchased under agreements to resell	5,342	9,862
Goodwill	7,552	7,552
Marketable equity securities available for sale	2,952	6,964
Other assets	121,252	110,467

Total assets	$3,920,671	$5,118,251

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,500	$86,800
Payable to brokers, dealers and clearing organizations	1,683,089	2,794,377
Payable to clients	409,811	556,029
Deposits	1,214,815	1,071,973
Securities sold under agreements to repurchase	5,039	6,342
Securities sold, not yet purchased, at market value	28,080	26,511
Drafts payable	25,425	19,657
Advances from Federal Home Loan Bank	142,569	166,250
Other liabilities	69,405	67,306

Total liabilities	3,585,733	4,795,245

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 28,302,822 and outstanding 27,296,992 shares at March 27, 2009; issued 28,269,134 and outstanding 27,195,609 shares at June 27, 2008	2,830	2,827
Additional paid-in capital	270,506	269,360
Retained earnings	74,763	62,100
Accumulated other comprehensive income – unrealized holding loss, net of tax	(3,800)	(1,194)
Deferred compensation, net	2,408	1,994
Treasury stock (1,005,830 shares at March 27, 2009 and 1,073,525 shares at June 27, 2008, at cost)	(11,769)	(12,081)

Total stockholders’ equity	334,938	323,006

Total liabilities and stockholders’ equity	$3,920,671	$5,118,251

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SWS Group Announces Third Quarter Results / 8

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and nine months ended March 27, 2009 and March 28, 2008

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended March 27, 2009	Three Months Ended March 28, 2008	Nine Months Ended March 27, 2009	Nine Months Ended March 28, 2008
Revenues:
Net revenues from clearing operations	$2,401	$3,544	$8,774	$10,632
Commissions	46,360	27,305	135,414	75,578
Interest	43,260	73,776	163,339	212,630
Investment banking, advisory and administrative fees	7,374	7,564	27,728	26,424
Net gains on principal transactions	11,466	2,056	22,128	5,933
Other	3,230	6,126	6,150	18,557

Total revenue	114,091	120,371	363,533	349,754

Interest expense	19,423	46,299	80,921	135,912

Net revenues	94,668	74,072	282,612	213,842

Non-Interest Expenses:
Commissions and other employee compensation	61,571	44,510	177,423	128,019
Occupancy, equipment and computer service costs	8,574	6,469	24,346	19,367
Communications	3,366	2,493	9,835	7,203
Floor brokerage and clearing organization charges	751	(790)	2,665	1,226
Advertising and promotional	1,175	916	3,115	2,431
Other	12,377	6,522	32,049	17,851

Total non-interest expenses	87,814	60,120	249,433	176,097

Income from continuing operations before income tax expense	6,854	13,952	33,179	37,745
Income tax expense	2,900	5,360	13,156	14,201

Income from continuing operations	3,954	8,592	20,023	23,544
Discontinued operations:
Income from discontinued operations	—	—	—	29
Income tax expense	—	—	—	(9)
Minority interest	—	—	—	(3)

Income from discontinued operations	—	—	—	17

Net income	3,954	8,592	20,023	23,561
Net loss recognized in other comprehensive income	(627)	(1,785)	(2,606)	(2,117)

Comprehensive income	$3,327	$6,807	$17,417	$21,444

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SWS Group Announces Third Quarter Results / 9

	Three Months Ended March 27, 2009	Three Months Ended March 28, 2008	Nine Months Ended March 27, 2009	Nine Months Ended March 28, 2008
Earnings per share – basic
Income from continuing operations	$0.15	$0.32	$0.74	$0.86
Income from discontinued operations	—	—	—	—

Net income	$0.15	$0.32	$0.74	$0.86

Weighted average shares outstanding – basic	27,112,560	27,098,122	27,081,384	27,334,584

Earnings per share – diluted
Income from continuing operations	$0.15	$0.32	$0.74	$0.86
Income from discontinued operations	—	—	—	—

Net income	$0.15	$0.32	$0.74	$0.86

Weighted average shares outstanding – diluted	27,242,522	27,184,943	27,218,875	27,472,919

CONTACT:	Jim Bowman, Vice President Corporate Communications 1201 Elm Street Suite 3500 Dallas, Texas 75270 (214) 859-9335 jbowman@swst.com

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